UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934   (Amendment No.     )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

CVS HEALTH CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CVS HEALTH CORPORATION

SUPPLEMENT TO

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS AND

PROXY STATEMENT

Annual Meeting of Stockholders to be held on May 14, 2020

In 2017, the stockholders of CVS Health Corporation (“CVS Health”) approved the 2017 Incentive Compensation Plan, under which shares of CVS Health common stock were authorized to be issued as part of incentive compensation to eligible employees and non-employee members of the Board of Directors. The 2017 Incentive Compensation Plan limits the number of options, shares of restricted stock, restricted stock units, shares of deferred stock and shares of CVS Health stock issued as a bonus or in lieu of other obligations, and other stock-based awards granted to any one participant to not more than one million shares for each type of such award during any fiscal year.

In August 2019, the Management Planning and Development Committee of CVS Health’s Board of Directors approved accelerating the grant date of the 2020 annual performance stock unit award of Larry Merlo, CVS Health’s President and Chief Executive Officer. That grant, which would have otherwise been made in 2020, was made on August 30, 2019 and was in lieu of a 2020 performance stock unit award; Mr. Merlo’s 2019 performance stock unit award was made on June 5, 2019. Although the hypothetical aggregate number of shares of CVS Health common stock to be issued under both performance stock unit awards made in 2019 could be greater than one million shares of CVS Health stock in the event that the maximum performance levels were achieved, the grants to Mr. Merlo are capped under the terms of the 2017 Incentive Compensation Plan and the related award agreements to a total of no more than one million shares of CVS Health common stock.

Important Information

This supplement should be read in conjunction with CVS Health’s definitive proxy statement on Schedule 14A (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on April 3, 2020 in connection with CVS Health’s Annual Meeting of Stockholders to be held on May 14, 2020.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.  If you would like to change or revoke your prior vote on any proposal, please refer to page 94 of the Proxy Statement for instructions on how to do so.